UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) July 29, 2005
PYRAMID BREWERIES, INC.

(Exact name of registrant as specified in its charter)

Washington	0-27116	91-1258355

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 206-682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 28, 2005, the Board of Directors of Pyramid Breweries Inc. appointed Lee Andrews to serve as a member of the board of directors, filling an existing vacancy on the board. Mr. Andrews will serve as Chairman of the Audit Committee.
     Mr. Andrews is a partner in Tatum CFO Partners, LLP, a national professional services firm based in Atlanta, GA, which serves the financial and IT sectors. Mr. Andrews joined Tatum CFO Partners, LLP in 2003. In addition to providing financial consulting services and interim CFO roles to client companies, he also served as the interim CEO of a middle market client. From 1986 to the time he joined Tatum CFO Partners, LLP, Mr. Andrews was employed in senior financial executive roles in private and public companies in New York City and Seattle, including a Fortune 500 company. Those companies operated in oil and gas services, chemical processing, electro-mechanical components, ultra-high pressure waterjet tools, computer hardware, and in the mortgage industry. He also worked as a financial management consultant to various start up companies and in restructuring and recovery situations. Prior to 1986 Mr. Andrews spent 13 years with the public accounting firm of Coopers & Lybrand in London, UK; Johannesburg, South Africa; and in Manhattan, NY. With Coopers & Lybrand his international clients included major public corporations in the motor vehicle industry, entertainment and publishing, and metals fabrication. Mr. Andrews is a Fellow of the Institute of Chartered Accountants in England and Wales, and holds a BSc degree in Physics from London University.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYRAMID BREWERIES INC.
July 29, 2005

By:	/s/ James K. Hilger
James K. Hilger
Vice President and Chief Financial Officer

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